Exhibit 99.1

Radian Announces Fourth Quarter and Full Year 2023 Financial Results

— Fourth quarter net income of $143 million, or $0.91 per diluted share, and full year net income of $603 million, or $3.77 per diluted share —

— Full year return on equity of 14.5% —

— Book value per share growth of 15% year-over-year to $28.71 —

— Full year total revenue growth of 4% year-over-year to $1.2 billion —

— Primary mortgage insurance in force increased year-over-year to all-time high $270 billion —

— Returned $279 million of capital to shareholders during the year via dividends and share repurchases —

WAYNE, Pa.--(BUSINESS WIRE)--February 7, 2024--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended December 31, 2023, of $143 million, or $0.91 per diluted share. This compares with net income for the quarter ended December 31, 2022, of $162 million, or $1.01 per diluted share.

Net income for the full year 2023 was $603 million, or $3.77 per diluted share. This compares with net income for the full year 2022 of $743 million, or $4.35 per diluted share.

Key Financial Highlights	Quarter ended			Year ended
($ in millions, except per-share amounts)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Total revenues	$329	$313	$315	$1,241	$1,191
Net income	$143	$157	$162	$603	$743
Diluted net income per share	$0.91	$0.98	$1.01	$3.77	$4.35
Consolidated pretax income	$180	$201	$203	$767	$953
Adjusted pretax operating income (1)	$192	$210	$213	$786	$1,053
Adjusted diluted net operating income per share (1)(2)	$0.96	$1.04	$1.05	$3.88	$4.87
Return on equity (3)	13.4%	15.0%	17.0%	14.5%	18.2%
Adjusted net operating return on equity (1)(2)	14.2%	16.0%	17.6%	14.9%	20.3%
New Insurance Written (NIW) - mortgage insurance	$10,629	$13,922	$12,859	$52,670	$67,954
Net premiums earned - mortgage insurance	$230	$237	$230	$909	$957
New defaults	12,452	11,156	10,735	44,007	37,738
Provision for losses - mortgage insurance	$5	($8)	($44)	($42)	($339)
	As of
($ in millions, except per-share amounts)	December 31, 2023	September 30, 2023	December 31, 2022
Book value per share	$28.71	$26.69	$24.95
Accumulated other comprehensive income (loss) value per share (4)	($2.16)	($3.35)	($2.91)
PMIERs Available Assets (5)	$5,890	$5,758	$5,553
PMIERs excess Available Assets (6)	$2,260	$1,670	$1,727
Total Holding Company Liquidity (7)	$1,267	$1,279	$1,178
Total investments	$6,086	$5,886	$5,693
Primary mortgage insurance in force	$269,979	$269,511	$260,994
Percentage of primary loans in default (8)	2.2%	2.0%	2.2%
Mortgage insurance loss reserves	$365	$362	$421
(1)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(2)	Calculated using the company’s statutory tax rate of 21%.
(3)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(4)	Included in book value per share for each period presented.
(5)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(6)	Represents Radian Guaranty’s excess or “cushion” of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(7)	Represents Radian Group’s total liquidity, including available capacity under its $275 million unsecured revolving credit facility.
(8)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Adjusted pretax operating income for the quarter ended December 31, 2023, was $192 million, or $0.96 per diluted share. This compares with adjusted pretax operating income for the quarter ended December 31, 2022, of $213 million, or $1.05 per diluted share.

Adjusted pretax operating income for the full year 2023 was $786 million, or $3.88 per diluted share. This compares with adjusted pretax operating income for the full year 2022, of $1.1 billion, or $4.87 per diluted share.

Book value per share at December 31, 2023, was $28.71, compared to $26.69 at September 30, 2023, and $24.95 at December 31, 2022. This represents a 15% growth in book value per share at December 31, 2023, as compared to December 31, 2022, and includes accumulated other comprehensive income (loss) of $(2.16) per share as of December 31, 2023, and $(2.91) per share as of December 31, 2022. Changes in accumulated other comprehensive income (loss) are primarily from net unrealized gains or losses on investments as a result of decreases or increases, respectively, in market interest rates.

“We reported another successful year for Radian in 2023, increasing book value per share by 15% year-over-year, generating net income of $603 million and delivering a return on equity of approximately 15%. Despite a challenging macroeconomic environment, total revenues grew to $1.2 billion and our primary mortgage insurance in force, which is the main driver of future earnings for our company, reached an all-time high of $270 billion,” said Radian’s Chief Executive Officer Rick Thornberry. “We continue to strategically manage capital, and in 2023 paid $400 million of ordinary dividends from Radian Guaranty to Radian Group and returned $279 million of capital to stockholders through dividends and share repurchases. We accomplished all of this working together as a “One Radian” team and look forward to the opportunities ahead in 2024.”

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

  NIW was $10.6 billion in the fourth quarter of 2023, compared to $13.9 billion in the third quarter of 2023, and $12.9 billion in the fourth quarter of 2022. NIW was $52.7 billion for the full year 2023, compared to $68.0 billion for the prior year.
    Purchase NIW decreased 24% in the fourth quarter of 2023 compared to the third quarter of 2023 and decreased 17% compared to the fourth quarter of 2022.
    Refinances accounted for 1% of total NIW in the fourth quarter of 2023, compared to 1% in the third quarter of 2023, and 2% in the fourth quarter of 2022.
  Total primary mortgage insurance in force of $270.0 billion as of December 31, 2023, increased slightly as compared to $269.5 billion as of September 30, 2023, and increased 3% compared to $261.0 billion as of December 31, 2022.
    The year-over-year change reflects a 6% increase in monthly premium policy insurance in force and a 10% decline in single premium policy insurance in force.
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 84% for the twelve months ended December 31, 2023, compared to 84% for the twelve months ended September 30, 2023, and 80% for the twelve months ended December 31, 2022.
    Annualized persistency for the three months ended December 31, 2023, was 86%, compared to 84% for the three months ended September 30, 2023, and 84% for the three months ended December 31, 2022.
  Net mortgage insurance premiums earned were $230 million for the fourth quarter of 2023, compared to $237 million for the third quarter of 2023, and $230 million for the fourth quarter of 2022.
    Mortgage insurance in force portfolio premium yield was 38.1 basis points in the fourth quarter of 2023. This compares to 38.0 basis points in the third quarter of 2023, and 38.1 basis points in the fourth quarter of 2022.
    The impact of single premium policy cancellations before consideration of reinsurance represented 0.3 basis points of direct premium yield in the fourth quarter of 2023, 0.5 basis points in the third quarter of 2023, and 0.9 basis points in the fourth quarter of 2022.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums earned and accrued profit commission, was 34.2 basis points in the fourth quarter of 2023. This compares to 35.3 basis points in the third quarter of 2023, and 35.4 basis points in the fourth quarter of 2022.
    Details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $5 million in the fourth quarter of 2023, compared to benefits of $8 million and $44 million in the third quarter of 2023 and fourth quarter of 2022, respectively.
    Favorable reserve development on prior period defaults was $49 million in the fourth quarter of 2023, compared to $55 million in the third quarter of 2023 and $90 million in the fourth quarter of 2022.
    The number of primary delinquent loans was 22,021 as of December 31, 2023, compared to 20,406 as of September 30, 2023, and 21,913 as of December 31, 2022.
    The loss ratio in the fourth quarter of 2023 was 2.0%, compared to (3.5)% in the third quarter of 2023, and (18.9)% in the fourth quarter of 2022.
    Total mortgage insurance claims paid were $3 million in the fourth quarter of 2023, compared to $5 million in the third quarter of 2023, and $8 million in the fourth quarter of 2022. For the full year 2023, total net claims paid, which includes the impact of settlements and commutations, were $14 million, compared to $21 million for the full year 2022.
  Radian’s homegenius segment offers an array of title, real estate and real estate technology products and services to consumers, mortgage lenders, mortgage and real estate investors, GSEs, real estate brokers and agents and corporations for their employees.
    Total homegenius segment revenues for the fourth quarter of 2023 were $15 million, compared to $15 million for the third quarter of 2023, and $19 million for the fourth quarter of 2022. Total homegenius segment revenues for the full year of 2023 were $58 million, compared to $110 million for the full year of 2022.
    Adjusted pretax operating loss, our primary segment measure of profitability for the homegenius segment, was $18 million for the fourth quarter of 2023, compared to $21 million for the third quarter of 2023, and $31 million for the fourth quarter of 2022. Adjusted pretax operating loss for the full year 2023 was $86 million, compared to $88 million for the full year 2022.
  Other operating expenses were $95 million in the fourth quarter of 2023, compared to $79 million in the third quarter of 2023, and $110 million in the fourth quarter of 2022. Other operating expenses were $348 million for the full year 2023, compared to $381 million for the full year 2022.
    Other operating expenses increased in the fourth quarter of 2023 as compared to the third quarter of 2023, primarily due to $14 million of impairments of long-lived assets and other non-operating items recognized in the fourth quarter of 2023, related to our lease-related assets and internal-use software.
    Additional details regarding other operating expenses may be found in Exhibit D.

CAPITAL AND LIQUIDITY UPDATE

Radian Group

  As of December 31, 2023, Radian Group maintained $992 million of available liquidity. Total holding company liquidity, including the company’s $275 million unsecured revolving credit facility, was $1.3 billion as of December 31, 2023.
  Radian Group paid a dividend on its common stock in the amount of $0.225 per share, totaling $34 million on December 12, 2023. For the full year 2023, the company paid total dividends of $146 million.
  During the fourth quarter of 2023, the company repurchased 2.4 million shares of Radian Group common stock at a total cost of $63 million, including commissions. For the full year 2023, the company repurchased 5.3 million shares of Radian Group common stock at a total cost of $133 million, including commissions. As of December 31, 2023, purchase authority of up to $167 million remained available under the existing program.

Radian Guaranty

  In the fourth quarter of 2023, Radian Guaranty paid an ordinary dividend to Radian Group of $100 million, bringing the total ordinary dividends paid from Radian Guaranty to Radian Group during the year to $400 million.
  At December 31, 2023, Radian Guaranty’s Available Assets under PMIERs totaled approximately $5.9 billion, resulting in PMIERs excess Available Assets of $2.3 billion, compared to $1.7 billion as of September 30, 2023.
  As previously announced, in October 2023, Radian Guaranty improved its capital position and enhanced its risk distribution program with the closing of two risk distribution transactions.
    A fully collateralized mortgage insurance-linked-note reinsurance transaction, in which the company obtained $353 million of aggregate excess-of-loss reinsurance coverage from Eagle Re 2023-1 Ltd. on mortgage insurance losses on an existing portfolio of eligible policies with RIF of $8.8 billion that were issued between April 1, 2022, and December 31, 2022.
    A traditional excess-of-loss reinsurance agreement, in which the company obtained $246 million of aggregate excess-of-loss reinsurance coverage from a panel of third-party reinsurers on mortgage insurance losses on an existing portfolio of eligible policies with RIF of $8.0 billion that were issued between October 1, 2021, and March 31, 2022.

RECENT EVENTS

  On January 8, 2024, S&P Global Ratings (“S&P”) upgraded the insurance financial strength (IFS) rating of Radian Guaranty to A- from BBB+. In the same rating action, S&P also upgraded the senior unsecured debt rating of Radian Group Inc. to BBB- from BB+. The outlook for the ratings is stable.

CONFERENCE CALL

Radian will discuss fourth quarter 2023 financial results in a conference call tomorrow, Thursday, February 8, 2024, at 12:00 p.m. Eastern time. The conference call will be webcast live on the company’s website at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the conference call dial-in instructions below.

The call may be accessed via telephone by registering for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A digital replay of the webcast will be available on Radian’s website approximately two hours after the live broadcast ends for a period of one year at https://radian.com/who-we-are/for-investors/webcasts.

In addition to the information provided in the company’s earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian’s website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments and other financial instruments attributable to our reportable segments and All Other activities; (ii) amortization and impairment of goodwill and other acquired intangible assets; and (iii) impairment of other long-lived assets and other non-operating items, if any, such as gains (losses) from the sale of lines of business, acquisition-related income and expenses and gains (losses) on extinguishment of debt. Adjusted diluted net operating income (loss) per share is calculated by dividing adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com and homegenius.com to learn more about how Radian and its pioneering homegenius platform are building a smarter future for mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations
Exhibit B:	Net Income Per Share
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned and Other Operating Expenses
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Exhibit A (page 1 of 2)

	2023				2022
(In thousands, except per-share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Revenues
Net premiums earned	$232,649	$240,262	$213,429	$233,238	$232,827
Services revenue	12,419	10,892	11,797	10,984	15,441
Net investment income (1)	68,824	67,805	63,348	58,453	59,091
Net gains (losses) on investments and other financial instruments	13,447	(8,555)	(236)	5,585	6,845
Other income	1,305	2,109	1,241	1,592	520
Total revenues	328,644	312,513	289,579	309,852	314,724
Expenses
Provision for losses	4,170	(8,135)	(21,632)	(16,929)	(43,599)
Policy acquisition costs	6,147	6,920	5,218	6,293	5,931
Cost of services	8,950	8,886	10,257	10,398	16,128
Other operating expenses	95,218	79,206	89,885	83,269	109,785
Interest expense (1)	23,169	23,282	21,805	21,439	21,594
Impairment of goodwill	9,802	—	—	—	—
Amortization of other acquired intangible assets	1,371	1,371	1,370	1,371	1,587
Total expenses	148,827	111,530	106,903	105,841	111,426
Pretax income	179,817	200,983	182,676	204,011	203,298
Income tax provision	37,124	44,401	36,589	46,254	40,968
Net income	$142,693	$156,582	$146,087	$157,757	$162,330
Diluted net income per share	$0.91	$0.98	$0.91	$0.98	$1.01
(1)

Effective in the fourth quarter of 2023, expenses associated with securities lending transactions that had previously been reported as a component of interest expense are now included in net investment income, along with the applicable income. Net investment income and interest expense, including allocated interest expense, for prior periods in 2023 have been restated to reflect this reclassification, which totaled $2.6 million for the first three quarters of 2023.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Exhibit A (page 2 of 2)

	Years Ended December 31,
(In thousands, except per-share amounts)	2023	2022
Revenues:
Net premiums earned	$919,578	$981,131
Services revenue	46,092	92,216
Net investment income	258,430	195,658
Net gains (losses) on investments and other financial instruments	10,241	(80,733)
Other income	6,247	2,454
Total revenues	1,240,588	1,190,726
Expenses:
Provision for losses	(42,526)	(338,239)
Policy acquisition costs	24,578	23,918
Cost of services	38,491	82,358
Other operating expenses	347,578	381,148
Interest expense	89,695	84,454
Impairment of goodwill	9,802	—
Amortization of other acquired intangible assets	5,483	4,308
Total expenses	473,101	237,947
Pretax income	767,487	952,779
Income tax provision	164,368	209,845
Net income	$603,119	$742,934
Diluted net income per share	$3.77	$4.35

Radian Group Inc. and Subsidiaries
Net Income Per Share
Exhibit B

The calculation of basic and diluted net income per share is as follows.

	2023				2022
(In thousands, except per-share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income—basic and diluted	$142,693	$156,582	$146,087	$157,757	$162,330
Average common shares outstanding—basic	155,318	158,461	159,010	158,304	158,357
Dilutive effect of share-based compensation arrangements (1)	1,909	1,686	1,734	3,045	2,450
Adjusted average common shares outstanding—diluted	157,227	160,147	160,744	161,349	160,807
Basic net income per share	$0.92	$0.99	$0.92	$1.00	$1.03
Diluted net income per share	$0.91	$0.98	$0.91	$0.98	$1.01
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements are not included in the calculation of diluted net income per share because their effect would be anti-dilutive.

		2023				2022
	(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
	Shares of common stock equivalents	—	—	112	25	—
	Years Ended December 31,
(In thousands, except per-share amounts)	2023	2022
Net income - basic and diluted	$603,119	$742,934
Average common shares outstanding—basic	158,140	167,930
Dilutive effect of stock-based compensation arrangements (1)	1,993	2,734
Adjusted average common shares outstanding—diluted	160,133	170,664
Basic net income per share	$3.81	$4.42
Diluted net income per share	$3.77	$4.35
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they would be anti-dilutive:

		Years Ended December 31,
	(In thousands)	2023	2022
	Shares of common stock equivalents	14	—

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except per-share amounts)	2023	2023	2023	2023	2022
Assets
Investments	$6,085,654	$5,885,652	$5,895,871	$5,837,892	$5,693,491
Cash	18,999	55,489	61,142	50,167	56,183
Restricted cash	1,066	1,305	1,317	577	377
Accrued investment income	45,783	45,623	42,650	42,567	40,093
Accounts and notes receivable	123,857	144,614	138,432	129,565	119,834
Reinsurance recoverable	25,909	24,148	22,979	24,396	25,633
Deferred policy acquisition costs	18,718	18,817	19,272	18,236	18,460
Property and equipment, net	63,822	74,558	73,885	72,111	70,981
Goodwill and other acquired intangible assets, net	—	11,173	12,543	13,914	15,285
Prepaid federal income taxes	750,320	696,820	663,320	596,368	596,368
Other assets	459,805	420,483	375,132	418,609	427,024
Total assets	$7,593,933	$7,378,682	$7,306,543	$7,204,402	$7,063,729
Liabilities and stockholders’ equity
Unearned premiums	$225,396	$236,400	$246,666	$257,735	$271,479
Reserve for losses and loss adjustment expense	370,148	367,568	379,434	405,651	426,843
Senior notes	1,417,781	1,416,687	1,415,610	1,414,549	1,413,504
Secured borrowings	119,476	241,753	178,762	121,642	155,822
Reinsurance funds withheld	130,564	156,114	154,354	153,099	152,067
Net deferred tax liability	589,564	497,560	479,754	455,517	391,083
Other liabilities	343,199	309,701	281,127	289,731	333,604
Total liabilities	3,196,128	3,225,783	3,135,707	3,097,924	3,144,402
Common stock	173	175	177	176	176
Treasury stock	(945,870)	(945,504)	(945,032)	(931,313)	(930,643)
Additional paid-in capital	1,430,594	1,482,712	1,522,895	1,515,852	1,519,641
Retained earnings	4,243,759	4,136,598	4,016,482	3,908,396	3,786,952
Accumulated other comprehensive income (loss)	(330,851)	(521,082)	(423,686)	(386,633)	(456,799)
Total stockholders’ equity	4,397,805	4,152,899	4,170,836	4,106,478	3,919,327
Total liabilities and stockholders’ equity	$7,593,933	$7,378,682	$7,306,543	$7,204,402	$7,063,729
Shares outstanding	153,179	155,582	157,350	156,547	157,056
Book value per share	$28.71	$26.69	$26.51	$26.23	$24.95

Holding company debt-to-capital ratio (1)	24.4%	25.4%	25.3%	25.6%	26.5%
(1)

Calculated as carrying value of senior notes, which were issued and are owed by our holding company, divided by carrying value of senior notes and stockholders’ equity. This holding company ratio does not include the effects of amounts owed by our subsidiaries related to secured borrowings.

Radian Group Inc. and Subsidiaries
Net Premiums Earned and Other Operating Expenses
Exhibit D (page 1 of 2)

Net Premiums Earned

	2023				2022
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Premiums earned
Direct - Mortgage Insurance
Premiums earned, excluding revenue from cancellations	$256,632	$254,903	$252,537	$251,166	$247,880
Single Premium Policy cancellations	2,058	3,304	3,980	5,361	5,756
Total direct - Mortgage Insurance	258,690	258,207	256,517	256,527	253,636
Assumed - Mortgage Insurance	—	—	—	—	(56)
Ceded - Mortgage Insurance
Premiums earned, excluding revenue from cancellations (1)	(40,065)	(32,363)	(57,916)	(35,526)	(35,773)
Single Premium Policy cancellations (2)	(444)	(873)	(1,114)	(1,472)	(1,676)
Profit commission - other (3)	12,199	11,830	13,245	11,921	13,802
Total ceded premiums - Mortgage Insurance	(28,310)	(21,406)	(45,785)	(25,077)	(23,647)
Net premiums earned - Mortgage Insurance	230,380	236,801	210,732	231,450	229,933
Net premiums earned - homegenius	2,269	3,461	2,697	1,788	2,894
Net premiums earned	$232,649	$240,262	$213,429	$233,238	$232,827
(1)

The second quarter of 2023 includes the result of the tender offers by Eagle Re 2019-1 Ltd. and Eagle Re 2020-1 Ltd. to purchase the mortgage insurance-linked notes that supported their reinsurance agreements with Radian Guaranty. As a result, Radian Guaranty incurred additional ceded premiums earned during the second quarter of 2023 of $21 million, consisting of $16 million related to the cost of tender premiums and associated expenses and $5 million related to the acceleration of deferred costs from the original executions of these transactions.

(2)	Includes the impact of related profit commissions.
(3)	The amounts represent the profit commission under our QSR Program, excluding the impact of Single Premium Policy cancellations.
Other Operating Expenses

	Total
	2023					2022
(In thousands)	Qtr 4		Qtr 3	Qtr 2	Qtr 1	Qtr 4
Other operating expenses by type
Salaries and other base employee expenses	$34,182		$33,272	$39,032	$35,064	$47,995
Variable and share-based incentive	20,262		19,546	18,908	18,273	15,321
Other general operating expenses	45,186	(1)	29,812	35,655	33,863	50,488
Ceding commissions	(5,327)		(5,153)	(4,824)	(4,628)	(5,098)
Title agent commissions	915		1,729	1,114	697	1,079
Total	$95,218		$79,206	$89,885	$83,269	$109,785	(2)
(1)	Includes $14 million of impairment of long-lived assets, primarily from impairments to our lease-related assets and internal-use software.
(2)

Includes $12 million of severance and related expenses, primarily in salaries and other base employee expenses, and $15 million of impairment of long-lived assets, primarily in other general operating expenses.

Radian Group Inc. and Subsidiaries
Net Premiums Earned
Exhibit D (page 2 of 2)

Net Premiums Earned

	Years Ended December 31,
(In thousands)	2023	2022
Premiums earned
Direct - Mortgage Insurance
Premiums earned, excluding revenue from cancellations	$1,015,238	$991,556
Single Premium Policy cancellations	14,703	34,051
Total direct - Mortgage Insurance	1,029,941	1,025,607
Assumed - Mortgage Insurance (1)	—	4,025
Ceded - Mortgage Insurance
Premiums earned, excluding revenue from cancellations	(165,870)	(130,556)
Single Premium Policy cancellations (2)	(3,903)	(9,677)
Profit commission - other (3)	49,195	67,814
Total ceded premiums - Mortgage Insurance	(120,578)	(72,419)
Net premiums earned - Mortgage Insurance	909,363	957,213
Net premiums earned - homegenius	10,215	23,918
Net premiums earned	$919,578	$981,131
(1)

Represents premiums from our participation in certain credit risk transfer programs. We discontinued our participation in these programs in December 2022 by novating these insurance policies to an unrelated third-party reinsurer.

(2)	Includes the impact of related profit commissions.
(3)	The amounts represent the profit commission under our QSR Program, excluding the impact of Single Premium Policy cancellations.
Other Operating Expenses

	Years Ended December 31,
(In thousands)	2023		2022
Other operating expenses by type
Salaries and other base employee expenses	$141,550		$159,690
Variable and share-based incentive compensation	76,989		70,868
Other general operating expenses	144,516	(1)	160,927
Ceding commissions	(19,932)		(16,164)
Title agent commissions	4,455		5,827
Total	$347,578		$381,148	(2)
(1)	Includes $14 million of impairment of long-lived assets, primarily from impairments to our lease-related assets and internal-use software.
(2)

Includes $12 million of severance and related expenses, primarily in salaries and other base employee expenses, and $15 million of impairment of long-lived assets, primarily in other general operating expenses.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 5)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss), along with a reconciliation to its consolidated GAAP measure, see Exhibits F and G.

	Three Months Ended December 31, 2023
(In thousands)	Mortgage Insurance	homegenius	All Other (1)	Inter-segment (2)	Total
Net premiums written (3)	$225,112	$2,269	$—	$—	$227,381
(Increase) decrease in unearned premiums	5,268	—	—	—	5,268
Net premiums earned	230,380	2,269	—	—	232,649
Services revenue	202	12,311	—	(94)	12,419
Net investment income	51,061	586	17,177	—	68,824
Net gains (losses) on investments and other financial instruments	—	—	356	—	356
Other income	1,302	—	14	(11)	1,305
Total	282,945	15,166	17,547	(105)	315,553
Provision for losses	4,608	(438)	—	—	4,170
Policy acquisition costs	6,147	—	—	—	6,147
Cost of services	157	8,793	—	—	8,950
Other operating expenses before allocated corporate operating expenses (4)	15,559	19,757	3,903	(105)	39,114
Interest expense	21,748	—	1,421	—	23,169
Total	48,219	28,112	5,324	(105)	81,550
Adjusted pretax operating income (loss) before allocated corporate operating expenses	234,726	(12,946)	12,223	—	234,003
Allocation of corporate operating expenses	36,929	4,930	410	—	42,269
Adjusted pretax operating income (loss)	$197,797	$(17,876)	$11,813	$—	$191,734

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 5)

	Three Months Ended December 31, 2022
(In thousands)	Mortgage Insurance	homegenius	All Other (1)	Inter-segment (2)	Total
Net premiums written (3)	$227,791	$2,894	$—	$—	$230,685
(Increase) decrease in unearned premiums	2,142	—	—	—	2,142
Net premiums earned	229,933	2,894	—	—	232,827
Services revenue	328	15,207	—	(94)	15,441
Net investment income	52,165	366	6,560	—	59,091
Net gains (losses) on investments and other financial instruments	—	—	47	—	47
Other income	512	170	8	(170)	520
Total	282,938	18,637	6,615	(264)	307,926
Provision for losses	(43,509)	(90)	—	—	(43,599)
Policy acquisition costs	5,931	—	—	—	5,931
Cost of services	235	15,893	—	—	16,128
Other operating expenses before allocated corporate operating expenses (4)	20,131	27,998	3,606	(264)	51,471
Interest expense	21,580	—	14	—	21,594
Total	4,368	43,801	3,620	(264)	51,525
Adjusted pretax operating income (loss) before allocated corporate operating expenses	278,570	(25,164)	2,995	—	256,401
Allocation of corporate operating expenses	36,663	6,302	420	—	43,385
Adjusted pretax operating income (loss)	$241,907	$(31,466)	$2,575	$—	$213,016
	Year Ended December 31, 2023
(In thousands)	Mortgage Insurance	homegenius	All Other (1)		Inter-segment (2)	Total
Net premiums written (3)	$904,240	$10,215	$—		$—	$914,455
Decrease in unearned premiums	5,123	—	—		—	5,123
Net premiums earned	909,363	10,215	—		—	919,578
Services revenue	1,088	45,394	—		(390)	46,092
Net investment income	195,077	2,031	61,322		—	258,430
Net gains (losses) on investments and other financial instruments	—	—	814		—	814
Other income	5,372	—	27		(20)	5,379
Total	1,110,900	57,640	62,163		(410)	1,230,293
Provision for losses	(42,136)	(390)	—		—	(42,526)
Policy acquisition costs	24,578	—	—		—	24,578
Cost of services	713	37,778	—		—	38,491
Other operating expenses before allocated corporate operating expenses (4)	71,150	87,739	11,291	(5)	(410)	169,770
Interest expense	86,188	—	3,507		—	89,695
Total	140,493	125,127	14,798		(410)	280,008
Adjusted pretax operating income (loss) before allocated corporate operating expenses	970,407	(67,487)	47,365	(5)	—	950,285
Allocation of corporate operating expenses	140,583	18,783	4,492		—	163,858
Adjusted pretax operating income (loss)	$829,824	$(86,270)	$42,873		$—	$786,427

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 3 of 5)

	Year Ended December 31, 2022
(In thousands)	Mortgage Insurance	homegenius	All Other (1)	Inter-segment (2)	Total
Net premiums written (3)	$959,872	$23,918	$—	$—	$983,790
Decrease in unearned premiums	(2,659)	—	—	—	(2,659)
Net premiums earned	957,213	23,918	—	—	981,131
Services revenue	7,390	85,158	—	(332)	92,216
Net investment income	171,221	729	23,708	—	195,658
Net gains (losses) on investments and other financial instruments	—	—	47	—	47
Other income	2,376	170	78	(170)	2,454
Total	1,138,200	109,975	23,833	(502)	1,271,506
Provision for losses	(339,374)	1,135	—	—	(338,239)
Policy acquisition costs	23,918	—	—	—	23,918
Cost of services	5,951	76,407	—	—	82,358
Other operating expenses before allocated corporate operating expenses (4)	92,756	97,775	13,269	(502)	203,298
Interest expense	84,440	—	14	—	84,454
Total	(132,309)	175,317	13,283	(502)	55,789
Adjusted pretax operating income (loss) before allocated corporate operating expenses	1,270,509	(65,342)	10,550	—	1,215,717
Allocation of corporate operating expenses	138,566	22,856	1,578	—	163,000
Adjusted pretax operating income (loss)	$1,131,943	$(88,198)	$8,972	$—	$1,052,717
(1)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) certain investments in new business opportunities, including activities and investments associated with Radian Mortgage Capital, and other immaterial activities.

(2)	Includes immaterial inter-segment revenue for our homegenius segment and immaterial inter-segment expenses for our Mortgage Insurance segment and All Other activities.
(3)	Net of ceded premiums written under our quota share and excess-of-loss reinsurance agreements.
(4)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(5)

In the first quarter of 2023, as a one-time adjustment, we reclassified $2.9 million in cumulative expenses previously reflected in the All Other results as direct other operating expenses to allocated corporate operating expenses.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 4 of 5)

	Mortgage Insurance
	2023				2022
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums written (1)	$225,112	$235,169	$214,540	$229,419	$227,791
(Increase) decrease in unearned premiums	5,268	1,632	(3,808)	2,031	2,142
Net premiums earned	230,380	236,801	210,732	231,450	229,933
Services revenue	202	266	284	336	328
Net investment income (2)	51,061	49,953	48,070	45,993	52,165
Other income	1,302	1,237	1,246	1,587	512
Total	282,945	288,257	260,332	279,366	282,938
Provision for losses	4,608	(8,257)	(21,623)	(16,864)	(43,509)
Policy acquisition costs	6,147	6,920	5,218	6,293	5,931
Cost of services	157	172	143	241	235
Other operating expenses before allocated corporate operating expenses (3) (4)	15,559	16,776	20,009	18,806	20,131
Interest expense (2)	21,748	21,673	21,405	21,362	21,580
Total	48,219	37,284	25,152	29,838	4,368
Adjusted pretax operating income before allocated corporate operating expenses	234,726	250,973	235,180	249,528	278,570
Allocation of corporate operating expenses	36,929	31,744	37,081	34,829	36,663
Adjusted pretax operating income	$197,797	$219,229	$198,099	$214,699	$241,907
	homegenius
	2023				2022
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums earned	$2,269	$3,461	$2,697	$1,788	$2,894
Services revenue (3)	12,311	10,723	11,617	10,743	15,207
Net investment income	586	523	492	430	366
Other income (3)	—	—	—	—	170
Total	15,166	14,707	14,806	12,961	18,637
Provision for losses	(438)	122	(9)	(65)	(90)
Cost of services	8,793	8,714	10,114	10,157	15,893
Other operating expenses before allocated corporate operating expenses (4)	19,757	22,562	24,168	21,252	27,998
Total	28,112	31,398	34,273	31,344	43,801
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(12,946)	(16,691)	(19,467)	(18,383)	(25,164)
Allocation of corporate operating expenses	4,930	4,241	4,954	4,658	6,302
Adjusted pretax operating income (loss)	$(17,876)	$(20,932)	$(24,421)	$(23,041)	$(31,466)

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 5 of 5)

	All Other (5)
	2023					2022
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1		Qtr 4
Net investment income (2)	$17,177	$17,329	$14,786	$12,030		$6,560
Net gains (losses) on investments and other financial instruments	356	283	95	80		47
Other income	14	9	(1)	5		8
Total	17,547	17,621	14,880	12,115		6,615
Other operating expenses before allocated corporate operating expenses (3) (4)	3,903	3,500	3,370	518	(6)	3,606
Interest expense	1,421	1,609	400	77		14
Total (3)	5,324	5,109	3,770	595		3,620
Adjusted pretax operating income before allocated corporate operating expenses	12,223	12,512	11,110	11,520		2,995
Allocation of corporate operating expenses	410	354	413	3,315	(6)	420
Adjusted pretax operating income (loss)	$11,813	$12,158	$10,697	$8,205		$2,575
(1)	Net of ceded premiums written under our quota share and excess-of-loss reinsurance agreements.
(2)

Effective in the fourth quarter of 2023, expenses associated with securities lending transactions that had previously been reported as a component of interest expense are now included in net investment income, along with the applicable income. Net investment income and interest expense, including allocated interest expense, for prior periods in 2023 have been restated to reflect this reclassification.

(3)	Includes immaterial inter-segment revenue for our homegenius segment and immaterial inter-segment expenses for our Mortgage Insurance segment and All Other activities.
(4)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(5)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) certain investments in new business opportunities, including activities and investments associated with Radian Mortgage Capital, and other immaterial activities.

(6)

In the first quarter of 2023, as a one-time adjustment, we reclassified $2.9 million in cumulative expenses previously reflected in the All Other results as direct other operating expenses to allocated corporate operating expenses.

Selected Mortgage Insurance Key Ratios

	2023				2022
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Loss ratio (1)	2.0%	(3.5)%	(10.3)%	(7.3)%	(18.9)%
Expense ratio (2)	25.5%	23.4%	29.6%	25.9%	27.3%
	Years Ended December 31,
	2023	2022
Loss ratio (1)	(4.6)%	(35.5)%
Expense ratio (2)	26.0%	26.7%
(1)	For our Mortgage Insurance segment, calculated as provision for losses expressed as a percentage of net premiums earned.
(2)

For our Mortgage Insurance segment, calculated as operating expenses, (which consist of policy acquisition costs and other operating expenses, as well as allocated corporate operating expenses), expressed as a percentage of net premiums earned.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way our business performance is evaluated by both management and by our board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of our business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments and other financial instruments attributable to our reportable segments and All Other activities; (ii) amortization and impairment of goodwill and other acquired intangible assets; and (iii) impairment of other long-lived assets and other non-operating items, if any, such as gains (losses) from the sale of lines of business, acquisition-related income and expenses and gains (losses) on extinguishment of debt. Adjusted diluted net operating income (loss) per share is calculated by dividing adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. Except for certain investments and other financial instruments attributable to our reportable segments and All Other activities, we do not view them to be indicative of our fundamental operating activities.

(2)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(3)

Impairment of other long-lived assets and other non-operating items, if any. Impairment of other long-lived assets and other non-operating items includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) impairment of internal-use software and other long-lived assets; (ii) gains (losses) from the sale of lines of business; (iii) acquisition-related income and expenses; and (iv) gains (losses) on extinguishment of debt.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

See Exhibit G for the reconciliations of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss). Our definitions of adjusted pretax operating income (loss) and adjusted diluted net operating income (loss) per share may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 4)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2023					2022
(In thousands)	Qtr 4		Qtr 3	Qtr 2	Qtr 1	Qtr 4
Consolidated pretax income	$179,817		$200,983	$182,676	$204,011	$203,298
Less reconciling income (expense) items
Net gains (losses) on investments and other financial instruments (1)	13,091		(8,838)	(331)	5,505	6,798
Impairment of goodwill	(9,802)		—	—	—	—
Amortization of other acquired intangible assets	(1,371)		(1,371)	(1,370)	(1,371)	(1,587)
Impairment of other long-lived assets and other non-operating items	(13,835)	(2)	737	2	14	(14,929)	(2)
Total adjusted pretax operating income (3)	$191,734		$210,455	$184,375	$199,863	$213,016
(1)

Excludes certain net gains (losses), if any, on investments and other financial instruments that are attributable to specific operating segments and therefore included in adjusted pretax operating income (loss).

(2)	These amounts are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairment of other long-lived assets.
(3)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows.

		2023				2022
	(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
	Adjusted pretax operating income (loss)
	Mortgage Insurance segment	$197,797	$218,601	$197,750	$214,435	$241,907
	homegenius segment	(17,876)	(20,932)	(24,421)	(23,041)	(31,466)
	All Other activities	11,813	12,786	11,046	8,469	2,575
	Total adjusted pretax operating income	$191,734	$210,455	$184,375	$199,863	$213,016

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 4)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2023				2022
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Diluted net income per share	$0.91	$0.98	$0.91	$0.98	$1.01
Less per-share impact of reconciling income (expense) items
Net gains (losses) on investments and other financial instruments	0.08	(0.06)	—	0.03	0.04
Impairment of goodwill	(0.06)	—	—	—	—
Amortization of other acquired intangible assets	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Impairment of other long-lived assets and other non-operating items	(0.09)	0.01	—	—	(0.09)
Income tax (provision) benefit on reconciling income (expense) items (1)	0.02	0.01	—	(0.01)	0.01
Difference between statutory and effective tax rates	0.01	(0.01)	0.01	(0.01)	0.01
Per-share impact of reconciling income (expense) items	(0.05)	(0.06)	—	—	(0.04)
Adjusted diluted net operating income per share (1)	$0.96	$1.04	$0.91	$0.98	$1.05
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2023				2022
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Return on equity (1)	13.4%	15.0%	14.1%	15.7%	17.0%
Less impact of reconciling income (expense) items (2)
Net gains (losses) on investments and other financial instruments	1.2	(0.9)	—	0.5	0.7
Impairment of goodwill	(0.9)	—	—	—	—
Amortization of other acquired intangible assets	(0.1)	(0.2)	(0.1)	(0.1)	(0.2)
Impairment of other long-lived assets and other non-operating items	(1.3)	0.1	—	—	(1.6)
Income tax (provision) benefit on reconciling income (expense) items (3)	0.2	0.2	(0.1)	(0.1)	0.2
Difference between statutory and effective tax rates	0.1	(0.2)	0.2	(0.3)	0.3
Impact of reconciling income (expense) items	(0.8)	(1.0)	—	—	(0.6)
Adjusted net operating return on equity (3)	14.2%	16.0%	14.1%	15.7%	17.6%
(1)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 4)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	Years Ended December 31,
(In thousands)	2023	2022
Consolidated pretax income	$767,487	$952,779
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments (1)	9,427	(80,780)
Impairment of goodwill	(9,802)	—
Amortization of other acquired intangible assets	(5,483)	(4,308)
Impairment of other long-lived assets and other non-operating items (2)	(13,082)	(14,850)
Total adjusted pretax operating income (3)	$786,427	$1,052,717
(1)

Excludes certain net gains (losses), if any, on investments and other financial instruments that are attributable to specific operating segments and therefore included in adjusted pretax operating income (loss).

(2)	The amounts primarily relate to impairments of other long-lived assets that are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A.
(3)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows:

		Years Ended December 31,
	(In thousands)	2023	2022
	Adjusted pretax operating income (loss):
	Mortgage Insurance segment	$829,824	$1,131,943
	homegenius segment	(86,270)	(88,198)
	All Other activities	42,873	8,972
	Total adjusted pretax operating income	$786,427	$1,052,717
Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	Years Ended December 31,
	2023	2022
Diluted net income per share	$3.77	$4.35
Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.06	(0.47)
Impairment of goodwill	(0.06)	—
Amortization of other acquired intangible assets	(0.03)	(0.03)
Impairment of other long-lived assets and other non-operating items	(0.08)	(0.09)
Income tax (provision) benefit on reconciling income (expense) items (1)	0.02	0.12
Difference between statutory and effective tax rates	(0.02)	(0.05)
Per-share impact of reconciling income (expense) items	(0.11)	(0.52)
Adjusted diluted net operating income per share (1)	$3.88	$4.87
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 4 of 4)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	Years Ended December 31,
	2023	2022
Return on equity (1)	14.5%	18.2%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	0.2	(2.0)
Impairment of goodwill	(0.2)	—
Amortization of other acquired intangible assets	(0.1)	(0.1)
Impairment of other long-lived assets and other non-operating items	(0.3)	(0.4)
Income tax (provision) benefit on reconciling income (expense) items (3)	0.1	0.5
Difference between statutory and effective tax rates	(0.1)	(0.1)
Impact of reconciling income (expense) items	(0.4)	(2.1)
Adjusted net operating return on equity (3)	14.9%	20.3%
(1)	Calculated by dividing net income by average stockholders’ equity.
(2)	As a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss).

Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit H

	2023				2022
($ in millions)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
NIW	$10,629	$13,922	$16,946	$11,261	$12,859
NIW by premium type
Direct monthly and other recurring premiums	96.4%	96.0%	96.5%	94.9%	94.8%
Direct single premiums	3.6%	4.0%	3.5%	5.1%	5.2%

NIW for purchases	98.8%	98.7%	98.6%	97.6%	98.3%
NIW for refinances	1.2%	1.3%	1.4%	2.4%	1.7%
NIW by FICO score (1)
>=740	66.5%	67.3%	66.1%	60.7%	59.4%
680-739	27.9	27.4	28.4	32.8	33.1
620-679	5.6	5.3	5.5	6.5	7.5
<=619	—	—	—	—	—
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
NIW by LTV
95.01% and above	15.4%	16.5%	17.9%	17.7%	15.5%
90.01% to 95.00%	40.0	38.6	39.1	40.2	40.8
85.01% to 90.00%	31.3	30.2	29.5	28.7	29.7
85.00% and below	13.3	14.7	13.5	13.4	14.0
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	For loans with multiple borrowers, the percentage of NIW by FICO score represents the lowest of the borrowers’ FICO scores.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I

	December 31,	September 30,	June 30,	March 31,	December 31,
($ in millions)	2023	2023	2023	2023	2022

Primary insurance in force	$269,979	$269,511	$266,859	$261,450	$260,994

Primary risk in force (“RIF”)	$69,710	$69,298	$68,323	$66,580	$66,094
Primary RIF by premium type
Direct monthly and other recurring premiums	88.9%	88.6%	88.2%	87.6%	87.1%
Direct single premiums	11.1%	11.4%	11.8%	12.4%	12.9%
Primary RIF by FICO score (1)
>=740	58.5%	58.2%	57.8%	57.4%	57.4%
680-739	33.9	34.0	34.3	34.6	34.6
620-679	7.3	7.4	7.5	7.6	7.6
<=619	0.3	0.4	0.4	0.4	0.4
Total	100.0%	100.0%	100.0%	100.0%	100.0%
Primary RIF by LTV
95.01% and above	18.6%	18.4%	18.0%	17.5%	17.1%
90.01% to 95.00%	48.2	48.2	48.4	48.5	48.4
85.01% to 90.00%	27.1	27.0	26.9	27.0	27.2
85.00% and below	6.1	6.4	6.7	7.0	7.3
Total	100.0%	100.0%	100.0%	100.0%	100.0%
Primary RIF by policy year
2008 and prior	2.8%	2.9%	3.1%	3.3%	3.5%
2009 - 2017	6.9	7.5	8.2	9.1	10.0
2018	2.8	2.9	3.1	3.3	3.5
2019	5.4	5.6	5.9	6.4	6.7
2020	16.6	17.5	18.7	20.3	21.6
2021	24.5	25.6	26.9	28.6	29.5
2022	22.4	22.8	23.6	24.7	25.2
2023	18.6	15.2	10.5	4.3	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Persistency Rate (12 months ended)	84.0%	83.6%	82.8%	81.6%	79.6%
Persistency Rate (quarterly, annualized) (2)	85.8%	84.2%	83.5%	84.4%	84.1%
(1)	For loans with multiple borrowers, the percentage of primary RIF by FICO score represents the lowest of the borrowers’ FICO scores.
(2)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods and may not be indicative of full-year trends.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements are not guarantees of future performance, and the forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the health of the U.S. housing market generally and changes in economic conditions that impact the size of the insurable mortgage market, the credit performance of our insured mortgage portfolio and our business prospects, including changes resulting from inflationary pressures, the higher interest rate environment and the risk of higher unemployment rates, as well as other macroeconomic stresses and uncertainties, including potential impacts resulting from geopolitical events;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty’s ability to remain eligible under the PMIERs to insure loans purchased by the GSEs;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy current and future regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs or loans purchased by the GSEs, or changes in the requirements for Radian Guaranty to remain an approved insurer to the GSEs, such as changes in the PMIERs or the GSEs’ interpretation and application of the PMIERs or other applicable requirements;
  the effects of the ERCF, which establishes a new regulatory capital framework for the GSEs, and which, as finalized, increases the capital requirements for the GSEs, and among other things, could impact the GSEs’ operations and pricing as well as the size of the insurable mortgage market;
  changes in the current housing finance system in the United States, including the roles of the FHA, the GSEs and private mortgage insurers in this system;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and traditional reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that may require GSE and/or regulatory approvals and licenses, that are subject to complex compliance requirements that we may be unable to satisfy, or that may expose us to new risks, including those that could impact our capital and liquidity positions;
  risks related to the quality of third-party mortgage underwriting and mortgage servicing;
  a decrease in the Persistency Rates of our mortgage insurance on Monthly Premium Policies;
  competition in the private mortgage insurance industry generally, and more specifically: price competition in our mortgage insurance business, including the prevalence of formulaic, granular risk-based pricing methodologies that are less transparent than historical rate-card-based pricing practices; and competition from the FHA and the VA as well as from other forms of credit enhancement, such as any potential GSE-sponsored alternatives to traditional mortgage insurance;
  U.S. political conditions and legislative and regulatory activity (or inactivity), including adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and economic uncertainty, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which could be impacted by, among other things, the size and mix of our IIF, future changes to the PMIERs, the level of defaults in our portfolio, the reported status of defaults in our portfolio (including whether they are subject to mortgage forbearance, a repayment plan or a loan modification trial period), the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including with respect to our use of derivatives and within our investment portfolio;
  changes in GAAP or SAP rules and guidance, or their interpretation;
  risks associated with investments to grow our existing businesses, or to pursue new lines of business or new products and services, including our ability and related costs to develop, launch and implement new and innovative technologies and digital products and services, whether these products and services receive broad customer acceptance or disrupt existing customer relationships, and additional financial risks related to these investments, including required changes in our investment, financing and hedging strategies, risks associated with our increased use of financial leverage, which could expose us to liquidity risks resulting from changes in the fair values of assets, and the risk that we may fail to achieve forecasted results, which could result in lower or negative earnings contribution and/or impairment charges associated with intangible assets;
  the effectiveness and security of our information technology systems and digital products and services, including the risk that these systems, products or services fail to operate as expected or planned or expose us to cybersecurity or third-party risks, including due to malware, unauthorized access, cyberattack, ransomware or other similar events;
  our ability to attract and retain key employees;
  the amount of dividends, if any, that our insurance subsidiaries may distribute to us, which under applicable regulatory requirements is based primarily on the financial performance of our insurance subsidiaries, and therefore, may be impacted by general economic, competitive and other factors, many of which are beyond our control; and
  the ability of our operating subsidiaries to distribute amounts to us under our internal tax- and expense-sharing arrangements, which for our insurance subsidiaries are subject to regulatory review and could be terminated at the discretion of such regulators.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For Media
Rashi Iyer - Phone: 215.231.1167
email: rashi.iyer@radian.com